2834 Colorado Ave., Suite 100
Santa Monica, CA 90404

May 9, 2024
Kevin Fosty
Re: Employment Terms

Dear Kevin,

FIGS, INC. (the “Company”) is thrilled to offer you the position of Interim Chief Financial Officer while a search is being conducted for a permanent Chief Financial Officer.

During this interim period, you will report directly to Trina Spear, Co-Founder/Chief Executive Officer. This interim assignment began on April 12, 2024 and will end when a permanent replacement begins their employment at the Company. You will work at our headquarters located at 2834 Colorado Avenue, Suite 100, Santa Monica, CA 90404. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your salary will be $304,250.18 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. In addition to your base salary, you will be eligible to receive an annual bonus of up to 25% of your base compensation, contingent on the Company’s overall performance and your individual goals being met in accordance with the Company’s then current bonus plan. If for any reason you are not employed by the Company on the date that bonuses are paid, you will be ineligible to receive a bonus payment.

For this interim role, you are eligible for up to three one-time bonuses (the “Interim CFO Bonus Compensation”), as follows: (i) a one-time bonus of $20,000 to be paid on June 14, 2024, (ii) a one-time bonus of $20,000 to be paid on the Company’s next regular payroll pay date following written acceptance by a permanent Chief Financial Officer of an offer to join the Company, and (iii) a one-time bonus of $20,000 to be paid on the Company’s next regular payroll pay date following October 1, 2024, provided that no permanent Chief Financial Officer has accepted an offer to join the Company by such date. The Interim CFO Bonus Compensation is conditioned upon your continued employment at the Company for a period of six months following each bonus payment. If your employment is terminated within six months of receipt of a bonus payment, whether the end of employment is due to a resignation by you or a termination by the Company for Cause, you agree to repay the Company the Interim CFO Bonus Compensation. The amount to be repaid shall be prorated monthly such that for each full month during which you remain in the employ of the Company following a bonus payment, the amount of such bonus to be repaid shall be reduced by one-sixth (1/6).

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request.

Subject to approval by the Company’s Board of Directors (the “Board”) in its sole discretion, the Company anticipates granting you one or more equity awards with an aggregate grant-date fair value of approximately $100,000, as determined by the Board as of the date of grant (the “Grant”). The Grant will be in the form of restricted stock units. The Grant will be governed by the terms and conditions of the

Company’s 2021 Equity Incentive Plan (the “Plan”). Your Grant will include a four-year vesting schedule, under which 1/16th of the total restricted stock units will vest quarterly, until either the Grant is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first. The number of shares of Class A Common Stock subject to the Grant will be determined by dividing the value of the Grant by the average closing price of the Company’s Class A Common Stock over the 20 trading day period ending on (and including) the date of grant.

As a Company employee, you will be expected to abide by Company rules and policies. The attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations, shall remain in effect.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

If the Company terminates your employment without Cause, or you resign for Good Reason, and other than as a result of your death or disability, then subject to your obligations below, you shall be entitled to receive the following severance benefits (the “Severance Benefits”): (i) an amount equal to four (4) months of your then current base salary, paid over such four (4) month period, on the schedule described below (the “Salary Continuation”) and (ii) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the four (4) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Employee Confidential Information and Invention Assignment Agreement and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within thirty (30) days following your termination date. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule over the period outlined above following your termination date; provided, however, that no payments will be made prior to the thirtieth (30th) day following your termination date. On such thirtieth (30th) day, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for such thirtieth (30th) day, with the balance of the Salary Continuation being paid as originally scheduled.

For purposes of this Agreement, “Cause” shall mean one or more of the following: (i) your willful failure substantially to perform your duties and responsibilities to the Company or violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your material breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause shall be made in good faith by the Company and shall be final and binding. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without your consent: (i) a material reduction in your responsibilities or duties, provided, that (1) neither a change in your title nor a reassignment following a Change in Control (as defined in the Company’s then current equity incentive plan) to a position that is substantially similar to the position held prior to such transaction, or (2) a reinstatement of your position as VP, Controller following the hire of a permanent CFO, shall constitute a material reduction in job responsibilities; (ii) a relocation of your work location to a location more than twenty-five (25) miles from the location at which you performed your duties immediately prior to the relocation; (iii) the Company’s material breach of any of its obligations under this Agreement; or (iv) a material reduction in your base salary; provided, however, that any such termination shall only be deemed for Good Reason pursuant to this definition if: (A) you give the Company written notice, within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s), of your intent to terminate for Good Reason; (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of such written notice (such 30-day period, the “Cure Period”); and (C) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance promulgated thereunder (“Code Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. No amount that is deferred compensation subject to Code Section 409A shall be payable pursuant to Agreement unless your termination of employment constitutes a “separation from service” from the Company within the meaning of Code Section 409A (a “Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first business day following the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via email (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic

Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter and return them to me by Wednesday, May 8, 2024.

Sincerely,

/s/ Jennifer Jaffe
Jennifer Jaffe, Chief People Officer

Understood and Accepted:

/s/ Kevin Fosty	5/9/2024
Kevin Fosty	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement